Product Prospectus Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated February 28, 2007

Royal Bank of Canada Senior Global Medium-Term Notes, Series C Direct Investment Notes Linked to the EquityCompass Equity Risk Management Strategy
GENERAL TERMS

Royal Bank of Canada may offer and sell Direct Investment Notes (the “notes”) linked to the performance of the EquityCompass Equity Risk Management Strategy (the “Strategy”).  The Strategy is a set of rules used to construct a hypothetical portfolio (the “Portfolio”) of different combinations of cash and long/short positions in the S&P 500® Total Return Index (the “Index”).  The Strategy allocates the Portfolio among its components by reference to a Recommended Equity Allocation (“REA”) Percentage that is updated on a monthly basis.  The REA Percentage represents the average of:

•
a calculation called the “Directional Earnings Model,” which is based upon the monthly changes in earnings-per-share estimates for the components of the Index, with increases in those estimates resulting in an increased percentage allocation of the Portfolio to a long position in the Index; and

•
a calculation called the “Technical Price Model,” which compares recent levels of the Dow Jones Industrial AverageSM (the “DJIASM”) to (a) its all-time highest level and (b) the lowest level of the DJIASM after that all-time high.

Unless otherwise set forth in the relevant pricing supplement, no interest payments will be made on the notes.  At maturity, the amount payable on each $1,000 in principal amount of the notes will be equal to the Final Value (as defined below) of the Portfolio.

The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and this product prospectus supplement describe terms that will apply generally to the notes, including any notes you purchase.  A separate pricing supplement will describe the terms that apply specifically to your notes, including any changes to the terms specified below.  If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will receive at maturity less, and possibly significantly less than your principal. Investors must also be willing to have their notes automatically called if the value of the Portfolio is less than or equal to 50% of the Initial Investment (as defined below) at any time after the issue date and prior to the valuation date (as defined below).

Your investment in the notes involves certain risks.  See “Additional Risk Factors Specific to Your Notes” beginning on page PS-3 to read about investment risks relating to the notes.  The principal of the notes is not protected and you could lose a substantial portion of your investment.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes.  As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy of this product prospectus supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

We may use this product prospectus supplement in the initial sale of a note.  In addition, RBC Capital Markets Corporation or one of our other affiliates may use this product prospectus supplement in a market-making transaction in a note after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.

“Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500TM” are trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s” or “S&P”) and have been licensed for use by Royal Bank of Canada.  The notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes.

“Dow Jones,” “Dow Jones Industrial AverageSM”, and “DJIASM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”).  Our notes based on the DJIASM are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the notes.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets Corporation

Product Prospectus Supplement dated July 13, 2009.

In this product prospectus supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 5, 2007, as supplemented by the accompanying prospectus supplement, dated February 28, 2007, of Royal Bank of Canada.  References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

The Notes Are Part of a Series

The notes are part of a series of senior debt securities entitled “Senior Global Medium-Term Notes, Series C”, that we may issue under our senior indenture, dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon, as successor to the corporate trust business of JPMorgan Chase Bank, N.A., as trustee, as amended from time to time (the “indenture”).  The notes are “indexed notes”, as defined in the prospectus supplement.  This product prospectus supplement summarizes financial and other terms that apply generally to the notes.  We describe terms that apply generally to all Series C medium-term notes in “Description of the Notes We May Offer” in the prospectus supplement.  The terms described in this document supplement those described in the prospectus and prospectus supplement.  If the terms described in this document are inconsistent with those described those documents, the terms described in this document are controlling.

Specific Terms Will Be Described in Pricing Supplements

The specific terms of your notes will be described in the relevant pricing supplement accompanying this product prospectus supplement.  The terms described in the relevant pricing supplement supplement those described in this document and in the prospectus or prospectus supplement.  If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the prospectus or prospectus supplement, the terms described in the relevant pricing supplement are controlling.

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TABLE OF CONTENTS

Product Prospectus Supplement

Summary	PS-1
Additional Risk Factors Specific to Your Notes	PS-2
General Terms of the Notes	PS-9
Hypothetical Returns on Your Notes	PS-16
Use of Proceeds and Hedging	PS-17
The EquityCompass Equity Risk Management Strategy	PS-18
The Value of the Portfolio	PS-24
The S&P 500® Total Return Index	PS-29
The Dow Jones Industrial AverageSM	PS-32
Supplemental Discussion of Canadian Tax Consequences	PS-33
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-34
Employee Retirement Income Security Act	PS-36
Supplemental Plan of Distribution	PS-37

Prospectus Supplement dated February 28, 2007

About This Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-4
Description of the Notes We May Offer	S-5
Certain Income Tax Consequences	S-23
Supplemental Plan of Distribution	S-24
Documents Filed As Part of the Registration Statement	S-29

Prospectus dated January 5, 2007

Documents Incorporated by Reference	2
Where You Can Find More Information	3
Further Information	3
About This Prospectus	4
Presentation of Financial Information	5
Caution Regarding Forward-Looking Information	5
Royal Bank of Canada	6
Risk Factors	6
Use of Proceeds	6
Consolidated Ratios of Earnings to Fixed Charges	7
Consolidated Capitalization and Indebtedness	8
Description of Debt Securities	9
Tax Consequences	26
Plan of Distribution.	38
Benefit Plan Investor Considerations	40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	41
Validity of Securities	41
Experts	41
Supplemental Financial Statement Schedule	42
Other Expenses of Issuance and Distribution	45

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the prospectus supplement and the prospectus, as well as the relevant pricing supplement.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Underwriter:	RBC Capital Markets Corporation.

Issue:	Senior Global Medium-Term Notes, Series C.

Interest Rate (coupon):	Unless specified in the relevant pricing supplement, we will not pay you interest during the term of the notes.

Initial Investment:	A hypothetical initial investment in the Portfolio as of the pricing date of your notes. The Initial Investment will equal the product of (a) $1,000 and (b) the Participation Rate.

Participation Rate:	As specified in the relevant pricing supplement.

Payment at Maturity:
Unless the relevant pricing supplement specifies otherwise, for each $1,000 principal amount of your notes, you will receive at maturity a cash payment equal to the value of the Portfolio on the applicable valuation date or Early Valuation Date (as defined below), as applicable, after giving effect to the Adjustment Amounts described in “The Value of the Portfolio—Adjustment Amounts” (the “Final Value”).  This amount will not be less than zero.

Adjustment Amounts:
On the pricing date, each time that the Portfolio is reallocated on a Portfolio Calculation Day (as defined below) and on the valuation date or the Early Valuation Date, as applicable, the calculation agent will calculate an “Adjustment Amount”.  The Adjustment Amount will reduce the value of the Portfolio.  We describe how the Adjustment Amount will be calculated and its impact on the value of the Portfolio in the section below, “The Value of the Portfolio—Adjustment Amounts”.

Adjustment Rate:	As specified in the relevant pricing supplement.

Composition of the Portfolio:
The hypothetical Portfolio to which your notes will be linked will consist at any time of a combination of (a) cash and/or (b) a long position or a short position in the Index (each, a “Portfolio Component”).  The Portfolio will be reallocated on a monthly basis as of each Portfolio Calculation Day, based upon the Recommended Equity Allocation (“REA”) Percentage produced by the Strategy each month.  See the sections “The EquityCompass Equity Risk Management Strategy” and “The Value of the Portfolio” for additional information regarding the Strategy and the composition of the Portfolio.

Automatic Call:
If, on any trading day before the valuation date, the calculation agent determines that the value of the Portfolio is less than or equal to 50% of the Initial Investment (the “Call Trigger Date”), then we will automatically call the notes on the fourth business day following that day (the “Call Date”).  To determine the amount payable on the notes on the Call Date, the value of the Portfolio will be calculated on the first trading day following the Call Trigger Date (the “Early Valuation Date”).

Minimum Investment:	$1,000 (except for certain non-U.S. investors for whom the minimum investment will be higher).

Denomination:	Unless otherwise specified in the relevant pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples in excess of $1,000.

Valuation Date:
Unless otherwise specified in the relevant pricing supplement, the valuation date will be the third trading day prior to the maturity date, subject to extension for up to five business days if a market disruption event occurs.

Maturity Date:	As specified in the relevant pricing supplement.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities — Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange or quotation system.

Calculation Agent:	The Bank of New York Mellon.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement.  Your notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in your notes is not equivalent to investing directly in the Index or the Portfolio.  You should carefully consider whether the notes are suited to your particular circumstances.  This product prospectus supplement should be read together with the prospectus, the prospectus supplement and the relevant pricing supplement.  The information in the prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement.  This section describes the most significant risks relating to the terms of the notes.  We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the prospectus, the prospectus supplement and the relevant pricing supplement, before investing in the notes.

GENERAL RISKS

Your Investment in the Notes May Result in a Loss.

The notes do not guarantee any return of principal. We will not repay you a fixed amount of principal on the notes at maturity.  The return on your notes at maturity will depend on the Final Value of the Portfolio on the valuation date or Early Valuation Date, as applicable.  If the Final Value of the Portfolio is less than $1,000, you will receive less, and possibly significantly less, than the principal amount of your notes.

An Automatic Call Will Result in a Loss of Your Principal.

If the value of the Portfolio at the close of any trading day is less than or equal to 50% of the Initial Investment, an Automatic Call will occur and your notes will be automatically redeemed on the Call Date. The amount that we will pay on the Call Date will be based upon the value of the Portfolio calculated as of the Early Valuation Date.  Because one full trading day will elapse between the occurrence of the Automatic Call event and the determination of the amount payable to you on the Call Date, the loss that you experience may be greater than the decrease in the value of the Portfolio that triggered the Automatic Call.  If an Automatic Call occurs, your notes will be automatically redeemed for an amount of cash that is likely to be substantially less than their principal amount, and could be zero.

The Return on the Notes May Be Less than the Yield on a Conventional Debt Security of Comparable Maturity.

Unless otherwise set forth in the applicable term sheet, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Even if the value of the Portfolio increases after the pricing date, any yield that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

The Value of the Portfolio Will Decrease if the REA Percentage Does Not Properly Reflect the Percentage Increase or Decrease of the Level of the Index After the Applicable Portfolio Calculation Day.

The Portfolio will be allocated among the Portfolio Components based upon the REA Percentage as of the applicable Portfolio Calculation Day.  The REA Percentage is designed to reflect the likely increases or decreases in the level of the Index during the following month.  Depending upon the applicable REA Percentage, in some periods, when the REA Percentage is greater than 50%, the Portfolio will include a long position in the Index.  In contrast, in other periods, when the REA Percentage is less than 50%, the Portfolio will include a short position in the Index.  If the level of the Index decreases during any period in which the Portfolio consists entirely or principally of a long position in the Index, or if the level of the Index increases during any period in which the Portfolio consists entirely or principally of a short position in the Index, the value of the Portfolio will decrease.  These decreases may be substantial, particularly as the percentage of the Portfolio represented by a long or short position in the Index, as applicable, increases based upon the REA Percentage.  There can be no assurance that any increases in the value of the Portfolio during some periods during the term of the notes will offset any decreases during the periods in which the value of the Portfolio decreases.

In addition, to the extent that the Portfolio is allocated to cash, the Portfolio will not benefit from any increases or decreases in the level of the Index that exceeds the amount of interest deemed to accrue on the cash held by the Portfolio.  In contrast, if you made a direct investment in the securities represented by the Index prior to any period in which the level of the Index increased, or sold these securities short prior to any period in which the level of the Index declined, your returns could be greater than the portion of the Portfolio allocated to cash.

The Value of the Portfolio Will Depend upon the Success of the Strategy.

The value of the Portfolio is based on the Strategy, which seeks to offer exposure to U.S. large-cap stocks, while reducing the downside risk of such an investment.  However, the factors that the Strategy uses to determine the REA Percentage on each Portfolio Calculation Day, as described in the section “The EquityCompass Equity Risk Management Strategy”, may not be accurate predictors of the performance of the level of the Index, in which case the value of the Portfolio may decrease.

Your Return on the Notes is not Expected to Correspond with Increases and Decreases in the Level of the Index.

The Portfolio will be allocated among the Portfolio Components based upon the applicable REA Percentage, as described below.  Accordingly, as compared to a direct investment in the Index, to the extent that the Portfolio includes a short position in the Index, the Index will outperform the Portfolio in periods in which the level of the Index increases.  Conversely, to the extent that the Portfolio includes a long position in the Index, a short position in the Index will outperform the Portfolio in periods in which the value of the level of the Index decreases.  Accordingly, the notes are not an appropriate investment for you, among other things, if you expect the level of the Index to consistently increase or decrease during the term of the notes.  The return on the notes will reflect the hedging strategy described in this product prospectus supplement, and you should not invest in the notes unless you are familiar with, and willing to accept the risks of, such a strategy.

The Amount Deemed to Be Applied to the Portfolio Will Be Less Than Your Initial Investment in the Notes.

The amount deemed invested in the Portfolio that is applicable to each $1,000 investment in the notes will be the Initial Investment, which is the product of $1,000 and the Participation Rate. As a result, less than your entire initial investment in the notes will be deemed to be applied to the Portfolio.  This deduction represents the upfront fees earned by RBC or its affiliates, and selling concessions allowed to other dealers.  As a result, the return on the notes will be less than if your entire invested amount in the notes were deemed to be applied to the Portfolio.

The Value of the Portfolio Will Be Reduced Based Upon the Applicable Adjustment Amount.

On the pricing date, each Portfolio Calculation Day on which the Portfolio is reallocated and the valuation date or the Early Valuation Date, as applicable, the calculation agent will determine the applicable Adjustment Amount.  The Adjustment Amount will be deducted from the value of the Portfolio.  The manner in which each Adjustment Amount will be determined, and the manner by which it will reduce the value of the Portfolio, are each is described in the section “The Value of the Portfolio—Adjustment Amounts”.

The Adjustment Amount and the reduction of the value of the Portfolio determined on the pricing date and the valuation date (or the Early Valuation Date, if applicable) will increase to the extent that the initial allocation or the final allocation of the Portfolio (as applicable) is not allocated to cash.  During the term of the notes, the reduction of the value of the Portfolio will increase to the extent that the REA Percentage changes as of a greater number of the monthly Portfolio Calculation Days.  In addition, the larger the absolute value difference is between the value of the long or short position in the Index represented by the Portfolio prior to a Portfolio Calculation Day and the value after that Portfolio Calculation Day, the larger the applicable Adjustment Amount will be.  Over the term of your notes, these reductions could represent a substantial portion of the value of the Portfolio, particularly, for example, as to each Portfolio Calculation Day on which the Portfolio Components are reallocated from a 100% long position in the Index to a 100% short position in the Index or a 100% short position in the Index to a 100% long position in the Index; a reallocation of this kind would generally result in the maximum possible reduction in the value of the Portfolio.

You should carefully review the information in the section “The Value of the Portfolio—Adjustment Amounts” in order to understand the calculation of the Adjustment Amount and its impact upon your returns on the notes.

An Investment Based upon the Portfolio is Not Actively Managed.

The Strategy is governed by the pre-determined rules described in this product prospectus supplement. There will be no active management of the Portfolio to enhance returns beyond those embedded in the Strategy.  In contrast, an actively managed investment may potentially respond more directly and appropriately to immediate market, political, financial or other factors than the Strategy.  This may result in the notes having a return which is less than that of an investment based on, or linked to, assets that are actively managed.

The Sponsor Relies on Information Over Which It Has No Control.

As described in the section “The EquityCompass Equity Risk Management Strategy”, to determine the REA Percentage on each Portfolio Calculation Day, the Sponsor relies on information from several third party independent and public sources. The Sponsor does not independently verify the information extracted from these sources, which may be inaccurate or subject to later correction or restatement. The Sponsor takes no responsibility for the impact of any inaccuracy of such data on the applicable REA Percentage, the value of the Portfolio, or the return on the notes.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market, if any, May Result in Significant Losses.

There may be little or no secondary market for the notes.  The notes will not be listed on any securities exchange, nor have they been designated for trading in the PORTAL system maintained by the Financial Industry Regulatory Authority.  RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the notes, although they are not required to do so.  RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price and as a result, you may suffer substantial losses.

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors.

The performance of the Portfolio is unpredictable and volatile, and the market value of the notes may fluctuate between the pricing date and the valuation date.  Several factors, many of which are beyond our control, will influence the market value of the notes, including but not limited to: the level of the Index and its component stocks; supply and demand for the notes (including inventory positions with the underwriter or any market maker); the general interest rate environment; economic, financial, political, regulatory, geographical or legal events that affect the level of the Index and its component stocks; and the creditworthiness of Royal Bank.

All of these factors interrelate in complex ways, and the effect of one factor on the market value of the notes may offset or magnify the effect of another factor.  Therefore, if you sell your notes in the secondary market prior to maturity, you may have to sell them at a substantial loss.

The Historical Performance of the Portfolio and the Index Is Not an Indication of their Future Performance.

The historical performance of the Portfolio and the Index should not be taken as an indication of their likely performance during the term of the notes.  It is impossible to predict whether the value of the Portfolio or the level of the Index will rise or fall, and past trends with regard to activity are not necessarily indicative of what may occur in the future.

You Must Independently Evaluate the Merits of an Investment in the Notes.

You should evaluate the financial, legal and tax risks associated with an investment in the notes on your own.  You should not rely on the views of Royal Bank or its affiliates in any respect.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amounts due on the notes is dependent upon Royal Bank’s ability to repay its obligations on the date of the required payment.  This will be the case even if the value of the Portfolio increases after the pricing date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Value of the Portfolio Will Not Be Affected by All Developments Relating to the Portfolio.

Changes in the value of the Portfolio during the term of the notes before the applicable valuation date will not necessarily be reflected in the calculation of the amount payable on the notes. The payment at maturity for each $1,000 in principal amount of the notes will equal the Final Value of the Portfolio. No other values of the Portfolio will be taken into account. As a result, you may receive a payment on the notes that is less than the principal amount, even if the value of the Portfolio has increased at certain times after the pricing date before decreasing to a value below $1,000 on the applicable valuation date.

The Notes Are Not Insured by Any Third Parties.

The notes are solely the obligation of Royal Bank.  An investment in the notes does not constitute a deposit, and neither the notes nor your investment in the notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency or instrumentality.

The Notes Are General, Unsecured Obligations of Royal Bank.

The notes are unconditional, unsecured and unsubordinated obligations of Royal Bank, ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of our assets will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Hedging Activities May Affect the Value of Your Notes.

Hedging activities related to the notes by one or more of our affiliates will likely involve trading activities relating to the Index or its component stocks or in other instruments, such as options, swaps or futures.  This hedging activity could affect the market value of the notes.  It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.  Profit or loss from this hedging activity could affect the price at which RBC Capital Markets Corporation may be willing to purchase the notes in the secondary market.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging Its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity.

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.

The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest.

We and our affiliates expect to engage in trading activities related to the components of the Index and the DJIASM that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Index or the DJIASM or the value of the Portfolio, could be adverse to the interests of the holders of the notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in the Index or in the DJIASM, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Index, the DJIASM and their component stocks.  This research is modified from time to time without notice and we or our affiliates may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the level of the Index or the DJIASM, or the value of the Portfolio and, therefore, the market value of the notes.

The Calculation Agent Can Postpone the Calculation of the Value and/or the Reallocation of the Portfolio if a Market Disruption Event Occurs on a Portfolio Calculation Day or on the Valuation Date or the Early Valuation Date.

The determination of the value of the Portfolio, and its reallocation on any Portfolio Calculation Day, may be postponed if the calculation agent determines that a market disruption event (as described below) has occurred or is continuing on a Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable.  If such a postponement occurs, then in order to effect the valuation of the Portfolio and any required reallocation, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing.  In no event, however, will the Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, be postponed by more than five business days.  As a result of a postponement of a Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, the reallocation of the Portfolio, the maturity date or the Call Date, as applicable, for the notes could also be postponed, although not by more than five business days.

If the determination of the level of the Index is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Index will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level of the Index that would have prevailed in the absence of the market disruption event.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the notes or upon an Automatic Call and the applicable Adjustment Amounts.  We may change the calculation agent after the issue date of any of the notes without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

The Sponsor’s Use of Its Discretion to Make Certain Judgments in Connection with the REA Percentage May Create Conflicts of Interest and May Affect the Value and Amount Payable at Maturity of the Notes.

EquityCompass Strategies is the Sponsor.  The Sponsor is responsible for the determination of each month’s REA Percentage and for calculating the allocation of the Portfolio among the Portfolio Components.  The Sponsor has the discretion in certain circumstances to make certain judgments and take actions in connection with determining the REA Percentage.  For example, the Sponsor may have to determine whether a market disruption event affecting the S&P 500 Index or the DJIA has occurred or may have to use methodology it deems appropriate to calculate the REA Percentage if data relating to the S&P 500® Index or DJIASM is unavailable.  Any of these judgments or actions may adversely affect the value of the notes.  See “The EquityCompass Equity Risk Management Strategy—Unavailability of Data”.  The role played by the Sponsor and the exercise of the kinds of discretion described in this product prospectus supplement could present it with significant conflicts of interest in light of the fact that its affiliate, Stifel, Nicolaus & Company, Incorporated, is expected to be a selling group member for the notes.

Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product prospectus supplement.

On December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the notes after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of the notes.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” and “Supplemental Discussion of Canadian Tax Consequences” in this product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Additional Risks.

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This product prospectus supplement contains a general description of certain U.S. and Canadian tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

RISKS SPECIFIC TO THE PERFORMANCE OF THE INDEX AND THE DJIASM

Changes in the Levels of the Index and the DJIASM Will Affect the Value of the Portfolio, the REA Percentage and the Amount Payable on Your Notes at Maturity.

Changes in the level of the Index will increase or decrease the value of the Portfolio Components consisting of a long or short position in the Index.  While the level of the DJIASM will not necessarily have as direct an impact on the value of the notes at any time, changes in the level of the DJIASM will impact the REA Percentage determined each month, because the level of the DJIASM will affect the Technical Price Model that is used to determine the applicable REA Percentage.  As a result, changes in the level of each of the Index and the DJIASM will impact the amounts payable on the notes, and their market value.  We cannot provide any assurance that changes in the levels of these indices will not adversely impact the value of the notes.

You Do Not Own the Shares of the Companies Included in the Index and Will Have No Ownership Rights in Such Securities.

Investing in the notes is not the same as a direct investment in the Index or its component stocks.  As a noteholder, you have no ownership rights in these securities, and consequently, you will have no voting rights, rights to receive dividends or other distributions, or any other rights incident to equity ownership of these securities.

Royal Bank and Its Affiliates Are Not Affiliated with the Companies Comprising the Index or the DJIASM, and Have No Control Over Any Such Entities.

Unless otherwise specified in the relevant pricing supplement, we are not affiliated with any of the companies comprising the Index or the DJIASM.  As a result, we have no control over such parties.  Any such entity may take actions with respect to its securities that may adversely affect the market value of the notes, and the amounts payable at maturity or upon an Automatic Call.

The Index Sponsors May Adjust the Index or the DJIASM in a Way that Affects the Value of the Notes, and Have No Obligation to Consider Your Interests.

Standard & Poor’s and Dow Jones can add, delete, or substitute the components included in the Index or the DJIASM, or make other methodological changes that could change their levels.  Additionally, Standard & Poor’s and Dow Jones may alter, discontinue or suspend calculation or dissemination of the Index or the DJIASM.  Any of these actions could adversely affect the value of your notes.

The Equity Markets Are Volatile.

The Index, the DJIASM and equity securities generally are susceptible to general market fluctuations and increases and decreases in value based on many unpredictable factors including: market confidence, the perception of the equity market generally and the perceptions of one or more specific issuer or issuers of securities.  These perceptions themselves are based on unpredictable factors, including past performance, expectations with regard to domestic, economic, monetary and regulatory policies, inflation and interest rates, economic expansion or contraction and the domestic and international political, economic, financial and social policies.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the notes, including your notes:

Specified Currency

Unless otherwise specified in the relevant pricing supplement, all payments will be made in U.S. dollars (“$”).

Form and Denomination

The notes will be issued only in global form through DTC.  Unless otherwise specified in the relevant pricing supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Minimum Investments

Unless otherwise specified in the relevant pricing supplement, the minimum investment in the notes will be $1,000 (except for certain non-U.S. investors, for whom the minimum investment may be higher).

No Listing

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Interest

Unless specified in the relevant pricing supplement, we will not pay you interest during the term of the notes.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to your notes. The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;

•	a business day for your notes will have the meaning described under “—Special Calculation Provisions” below; and

•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions” below.

Please note that the information about the issuance, issue date, issue price discounts or commissions and net proceeds to Royal Bank in the relevant pricing supplement relates only to the initial issuance and sale of your notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Payment at Maturity

At maturity, you will receive a cash payment that is based on the value of the Portfolio on the valuation date or Early Valuation Date, as applicable, after giving effect to the Adjustment Amounts described in “The Value of the Portfolio—Adjustment Amounts” (the “Final Value”).

For each $1,000 principal amount of your notes, the payment at maturity will be equal to the Final Value of the Portfolio.  For additional information as to how the value of the Portfolio is determined on the valuation date or Early Valuation Date, as applicable, or on any trading day, including the deduction of any Adjustment Amount, please see the section below, “The Value of the Portfolio”.

Maturity Date

The maturity date will be the date specified in the relevant pricing supplement, unless that date is not a business day, in which case the maturity date will be the next following business day, and no additional interest will accrue on the notes.  The calculation agent may postpone the valuation date — and therefore the maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the valuation date.  If the valuation date is postponed by the calculation agent by one or more days, then the maturity date will be postponed by the same number of days.  We describe market disruption events below.

Valuation Date

The valuation date will be the date specified in the relevant pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day.  In that event, the valuation date will be the first trading day following the scheduled valuation date on which the calculation agent determines that a market disruption event does not occur and is not continuing.  However, in no event, will the valuation date be postponed by more than five business days.

Automatic Call

If, on any trading day prior to the valuation date, the calculation agent determines that the value of the Portfolio is less than or equal to 50% of the Initial Investment (the “Call Trigger Date”), then we will automatically redeem the notes on the fourth business day following that day (the “Call Date”).  For purposes of determining the amount payable on the Call Date, the value of the Portfolio will be calculated on the first trading day following the Call Trigger Date (the “Early Valuation Date”).

The Call Date will be the fourth business day following the Call Trigger Date, unless that date is not a business day, in which case the Call Date will be the next following business day.  However, if the third business day before the Call Date is not the Early Valuation Date described above, then the Call Date will be the third business day following the Early Valuation Date.

The calculation agent may postpone the Early Valuation Date—and therefore the Call Date—if a market disruption event occurs or is continuing on a day that would otherwise be the Early Valuation Date.  In that event, the Early Valuation Date will be the first trading day following that day on which the calculation agent determines that a market disruption event does not occur and is not continuing.  However, in no event will the Early Valuation Date be postponed by more than five business days. See “—Market Disruption Events” below.

Unavailability of the Level of the Index on a Valuation Date

If Standard & Poor’s discontinues publication of the Index and Standard & Poor’s or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such successor or substitute index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on the trading day that any index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee, and the trustee will furnish written notice to each noteholder, or in the case of global notes, to the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, the successor index will be used as a substitute for the Index for all purposes, including for purposes of determining whether a market disruption event exists.

If Standard & Poor’s discontinues publication of the Index prior to, and such discontinuance is continuing on, a Portfolio Calculation Day, a valuation date or an Early Valuation Date, as applicable, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the level of the Index on the relevant date in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently comprising the Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index adversely affect the value of your notes.

If at any time the method of calculating the level of the Index or a successor index is changed in a material respect, or if the Index is in any other way modified so that the Index does not, in the opinion of the calculation agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the date that the closing level of the Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to the Index as if such changes or modifications had not been made.  Accordingly, if the method of calculating the Index is modified so that the value of the Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent will adjust the Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

Market Disruption Events

As described above, the determination of the value of the Portfolio on any Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, may be postponed if the calculation agent determines that, on the applicable date, a market disruption event has occurred or is continuing, and the closing level of the Index is needed in order to determine the value of the Portfolio.  If such a postponement occurs, the calculation agent will use the closing level of the Index on the first trading day after that Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, on which no market disruption event occurs or is continuing to determine the value of the Portfolio.  In no event, however, will any Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, be postponed by more than five business days.

If the determination of the value of the Portfolio is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the calculation agent will determine the value of the Portfolio.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event and calculate the value of the Portfolio.

A market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder, and more specifically includes the following events to the extent that they have such effect:

•	a suspension, absence or limitation of trading in the securities constituting 20% or more, by weight, of the Index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to the Index on their respective markets;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to the Index or index components constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of the Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product prospectus supplement.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;

(iii)
which presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences”.

Default Amount on Acceleration

If an event of default occurs and the maturity of the notes is accelerated, we will pay the default amount in respect of the principal of the notes.  We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes are entitled to take any action under the indenture, we will treat the stated principal amount of each note outstanding as the principal amount of that note.  Although the terms of the notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes.  This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture.  We discuss these matters in the accompanying prospectus under “Description of Debt Securities—Modification and Waiver of the Debt Securities” and “—Events of Default”.

Default Amount

The default amount for the notes on any day will be an amount, in U.S. dollars for the principal of the notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes.  That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no default quotation is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the valuation date, then the default amount will equal the principal amount of the notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

Any payment on the notes at maturity or upon an Automatic Call will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. No interest shall accrue on the notes as a result of that delay.  The term business day may have a different meaning than it does for other Series C medium-term notes.  We discuss this term under “—Special Calculation Provisions—Business Day” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the modified business days, market disruption events, Adjustment Events, Adjustment Amounts and their impact on the value of the Portfolio, the default amount and the amount payable on your notes.  The calculation agent will determine the value of the Portfolio on each Portfolio Calculation Day and on the valuation date or the Early Valuation Date, as applicable, including, but not limited to, the value of each Portfolio Component, and the amount of interest that is deemed to have accrued on the cash portion of the Portfolio.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

The Bank of New York Mellon is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement, unless otherwise specified in the relevant pricing supplement.  If the relevant pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each interest payment date, if applicable, as well as the maturity date or Call Date, if applicable, for your notes, all as described in this product prospectus supplement.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal trading market for the Index is open for trading, unless otherwise specified in the relevant pricing supplement.

Closing Level

The closing level of the Index on any trading day will be determined by the calculation agent.

HYPOTHETICAL RETURNS ON YOUR NOTES

The relevant pricing supplement may include examples showing hypothetical amounts that could be payable on your notes at maturity or on the Call Date, if applicable, based on a range of hypothetical values of the Portfolio and on various key assumptions shown in the relevant pricing supplement.

Any example showing hypothetical amounts will be provided for purposes of illustration only.  It should not be viewed as an indication or prediction of future investment results.  Rather, it is intended merely to illustrate the impact that various hypothetical values of the Portfolio on the valuation date could have on the amount payable on the notes, as calculated in the manner described in this product prospectus supplement and the relevant pricing supplement and assuming all other variables remained constant.  The hypothetical amounts listed in the relevant pricing supplement will be entirely hypothetical.  They will be based on values of the Portfolio that may not be achieved on the relevant valuation date or Early Valuation Date, as applicable, and on assumptions that may prove to be erroneous.

As calculated in the relevant pricing supplement, the hypothetical amounts payable on the notes at maturity or on the Call Date, if applicable, may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes.  In addition, you should not view these amounts as an indication of the possible financial return on an investment in your notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account.  Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest in the Index or the Portfolio directly.  Among other things, an investment in the Index or the Portfolio is likely to have tax consequences that are different from an investment in your notes.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Additional Risk Factors Specific to Your Notes” above.

We cannot predict the value of the Portfolio or, therefore, the amount payable on your notes.  Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events.  Consequently, that information may give little or no indication of the amount payable on the notes at maturity or upon an Automatic Call, nor should it be viewed as an indication of the financial return on your notes or of how that return might compare to the financial return on an investment directly in the Index or the Portfolio.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds”.  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases or sales relating to the Index or its component stocks and/or listed or over-the-counter derivative instruments relating to these securities prior to or on the pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may acquire or dispose of long or short positions in listed or over-the-counter options, futures, forwards or other instruments based on the level of the Index or its component stocks.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the valuation date.  That step may involve sales or purchases relating to the Index or its component stocks, listed or over-the-counter options or futures or forwards on these securities or listed or over-the-counter options, futures, forwards or other instruments based on the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Additional Risk Factors Specific to Your Notes—Hedging Activities May Affect the Value of Your Notes” and “—The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest” in this product prospectus supplement for a discussion of these adverse effects.

THE EQUITYCOMPASS EQUITY RISK MANGEMENT STRATEGY

General

The EquityCompass Equity Risk Management Strategy (the “Strategy”) seeks to offer exposure to U.S. large-cap stocks, while reducing the downside risk of such an investment.  The Strategy consists of a set of rules used to construct a theoretical portfolio (the “Portfolio”) of different combinations of (a) cash and/or (b) a long or short position in the S&P 500® Total Return Index (each, a “Portfolio Component,” and together, the “Portfolio Components”).  The Strategy uses a short position in the S&P 500® Total Return Index (the “Index”) to reduce the risk associated with a decline in the Index.

The Strategy allocates the Portfolio among the Portfolio Components by reference to a Recommended Equity Allocation (“REA”) Percentage that is updated on a monthly basis.  The REA Percentage represents the average of:

•
a calculation called the “Directional Earnings Model”, which is based upon the monthly changes in earnings-per-share estimates for the components of the Index, with increases in such estimates resulting in an increased percentage allocation of the Portfolio to a long position in the Index; and

•
a calculation called the “Technical Price Model”, which compares recent levels of the Dow Jones Industrial AverageSM (the “DJIASM”) to (a) its all-time highest level and (b) the lowest level of the DJIASM after that all-time high.

EquityCompass Strategies (the “Sponsor”) first published the Strategy in January 2009.  The Sponsor is a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp., and an affiliate of Stifel, Nicolaus & Company, Incorporated.  The Sponsor calculates the allocation of the Portfolio among cash and/or long and short positions in the Index at or around the close of business, New York time, on each Portfolio Calculation Day (as defined below).  The Sponsor publishes that allocation shortly thereafter on its website www.equitycompass.com.  We have included that website (and the additional websites below) in this product prospectus supplement as inactive textual references only.  Information on those websites is not part of this product prospectus supplement.  We provide no assurance that the Sponsor will continue to publish this information, or with what frequency it will do so.

Composition of the Portfolio

At the close of business on the third day of each month on which (a) trading is conducted on the New York Stock Exchange (including NYSE Arca), the NASDAQ Stock Market and the Chicago Mercantile Exchange and (b) commercial banks are open for general business in New York (together, a “Portfolio Calculation Day”), the Sponsor calculates the composition of the Portfolio based on the Recommendation Equity Allocation (“REA Percentage”). The REA Percentage is a recommendation regarding exposure to the equity markets for the current month and is represented as a percentage between 10% and 100%, expressed in increments of 5% (e.g., 10%, 15%, 20%, 25%, etc.).  The REA Percentage will correspond to a specific allocation of the Portfolio among the Portfolio Components.

The Portfolio Component allocation corresponding to each REA Percentage is set forth in the table below:

Equity Risk Management Portfolio Allocation
	Allocation of Portfolio Among Portfolio Components
Recommended Equity Allocation*	Cash	Long Index	Short Index
100%	0%	100%	0%
95%	5%	95%	0%
90%	10%	90%	0%
85%	15%	85%	0%
80%	20%	80%	0%
75%	25%	75%	0%
70%	30%	70%	0%
65%	35%	65%	0%
60%	40%	60%	0%
55%	45%	55%	0%
50%	100%	0%	0%
45%	45%	0%	55%
40%	40%	0%	60%
35%	35%	0%	65%
30%	30%	0%	70%
25%	25%	0%	75%
20%	20%	0%	80%
15%	15%	0%	85%
10%	10%	0%	90%
* REA Percentage

The Portfolio is deemed to be reallocated according to the REA Percentage at the close of business on the applicable Portfolio Calculation Day.  See “—The Value of the Portfolio” below.

Determination of the REA Percentage

50% of the REA Percentage is derived from the Directional Earnings Model and 50% of the REA Percentage is derived from the Technical Price Model.  Each of these two models will produce a percentage value (each, a “Component Value”).  The average of these Component Values will equal the REA Percentage.  Accordingly, the formula for calculating the REA Percentage is as follows:

REA Percentage =	Directional Earnings Model Component Value	+	Technical Price Model Component Value
Two

For example, if the Directional Earnings Model generates a score of 100% and the Technical Price Model generates a score of 90%, the REA Percentage will be the average of the two: 95%.  Based upon the table in “—Composition of the Portfolio” above, in such a case, the Portfolio would be deemed to be allocated:

•	Cash: 5%

•	Long Position in the Index: 95%

•	Short Position in the Index: 0%

Directional Earnings Model

On each Portfolio Calculation Day, the Directional Earnings Model will generate a score of either 0% or 100% for its Component Value based on the monthly changes in earnings-per-share estimates for the companies comprising the S&P 500® Index (the “Index EPS Estimate”) for the ensuing twelve-month period.  To calculate the Index EPS Estimate on a Portfolio Calculation Day, the Sponsor will follow the procedure set forth below:

1.
Using data provided by the Bloomberg Service (www.bloomberg.com), the Sponsor obtains the name of each component of the S&P 500® Index (each, an “Index Component”) as of the end of the last trading day of the previous calendar month.

2.
Using data provided by FactSet Research Systems Inc. (“FactSet,”www.factset.com), the Sponsor determines, for each Index Component, the market capitalization and the total outstanding number of common shares as of the last trading day of the previous calendar month.  If there is a market disruption event on that trading day, or if the Sponsor otherwise determines that it is appropriate to do so in order to obtain an appropriate result, the Sponsor may use the data provided by FactSet on a trading day immediately preceding the last scheduled trading day of the month on which such conditions did not apply.

3.
From StarMine Corporation (“StarMine”), a Thomson Reuters company (www.starmine.com), the Sponsor obtains the earnings-per-share estimate (the “StarMine EPS Estimate”), in effect as of the last trading day of the previous calendar month, and expressed in U.S. dollars per share, for each Index Component.  If there is a market disruption event on that trading day, or if the Sponsor otherwise determines that it is appropriate to do so in order to obtain an appropriate result, the Sponsor may use the data provided by StarMine on a trading day immediately preceding the last scheduled trading day of the month on which such conditions did not apply.

a.
If any Index Component does not have a StarMine EPS Estimate, that Index Component is removed from the calculation of Index EPS Estimate for that Portfolio Calculation Day.  For example, if three of the Index Components do not have a StarMine EPS Estimate, those three companies are eliminated from the calculation, and for that Portfolio Calculation Day, only 497 Index Components are used to calculate the Index EPS Estimate.

b.
StarMine may not provide the StarMine EPS Estimate for an Index Component for a variety of reasons, including, without limitation, (i) not enough analysts cover the Index Component, (ii) estimates provided by analysts are outdated, (iii) estimates are derived by analysts for the wrong class of outstanding securities and (iv) any reason, whether disclosed or undisclosed, deemed to be material by StarMine.

4.	Using the data described in the preceding three items, the Sponsor calculates the following aggregate data for the S&P 500® Index:

a.
“Total Market Capitalization” is calculated by adding the market capitalization (obtained from FactSet, as described above) of all of the Index Components for which StarMine EPS Estimates were available.

b.
“Total Estimated Earnings” is calculated by adding, for all of the Index Components for which StarMine EPS Estimates were available, the product of (a) the StarMine EPS Estimate of each Index Component multiplied by (b) the corresponding total number of common shares outstanding.

c.	The Estimated Price-to-Earnings Ratio (“Estimated P/E Ratio”) is calculated by dividing Total Market Capitalization by Total Estimated Earnings.

5.
The Index EPS Estimate is calculated by dividing the closing level of the S&P 500® Index on the last trading day of the previous calendar month by the Estimated P/E Ratio.  If there is a market disruption event on that trading day, or if the calculation agent otherwise determines that it is appropriate to do so in order to obtain an appropriate result, the Sponsor may use the closing level as of a trading day immediately preceding the last scheduled trading day of the month on which such condition did not exist.  (The Sponsor will make any adjustments necessary to reflect any split or other change to the S&P 500® Index.)

Based upon the Index EPS Estimate, the Component Value for the Directional Earnings Model is calculated as follows:

1.
If (a) the Index EPS Estimate for the current Portfolio Calculation Day is greater than the Index EPS Estimate for the immediately preceding Portfolio Calculation Day, and (b) the Index EPS Estimate for the immediately preceding Portfolio Calculation Day is also greater than the Index EPS Estimate for the next preceding Portfolio Calculation Day (that is, there are two or more consecutive increases in the Index EPS Estimate), then the Component Value generated by the Directional Earnings Model for that Portfolio Calculation Day will be equal to 100%.

2.
If (a) the Index EPS Estimate for the current Portfolio Calculation Day is less than the Index EPS Estimate for the immediately preceding Portfolio Calculation Day, and (b) the Index EPS Estimate for the immediately preceding Portfolio Calculation Day is also less than the EPS Estimate for the next preceding Portfolio Calculation Day (that is, there are two or more consecutive decreases in the Index EPS Estimate), then the Component Value generated by the Directional Earnings Model for that Portfolio Calculation Day will be equal to 0%.

3.
If neither condition in items (1) and (2) above is met (that is, there have been neither two consecutive increases, nor two consecutive deceases, in the Index EPS Estimate), then the Directional Earnings Model Component Value for the current Portfolio Calculation Day will be equal to the Directional Earnings Model Component Value for the immediately preceding Portfolio Calculation Day.

Technical Price Model

The Sponsor determines the Technical Price Model on each Portfolio Calculation Day based on data as of the last trading day of the previous calendar month.  The Technical Price Model generates a score ranging from 20% to 100% for its Component Value based on (a) the relative position of the current level of the DJIASM to its all-time highest level (the “All-Time High”) and (b) the relative position of the current level of the DJIASM to the lowest level of the DJIASM after the All-Time High (a “Recent Low”).  The All-Time High for a Portfolio Calculation Day is equal to the highest closing level of the DJIASM ever reported by its sponsor for the period from the DJIASM’s inception to and including the last trading day of the calendar month immediately preceding the Portfolio Calculation Day.  The Recent Low for a Portfolio Calculation Day is equal to the lowest closing level of the DJIASM for the period from the date that the then-applicable All-Time High was established to and including the last trading day of the previous calendar month.  On any Portfolio Calculation Day, the current DJIASM level that is used for purposes of this calculation is equal to the arithmetic average of the closing levels of the DJIASM on the five trading days up to and including the last trading day of the previous calendar month (the “Current Level”).  Less than five trading days may be used if the Sponsor determines that a market disruption event occurred during any of those five scheduled trading days.

The Component Value generated by the Technical Price Model on any Portfolio Calculation Day is calculated by the Sponsor on each Portfolio Calculation Day by cross-referencing the All-Time High, the Recent Low and the Current Level, using the following procedure:

1.	The Sponsor will quantify the relationship between the Current Level and the All-Time High by allocating the All-Time High to one of five categories of magnitude:

a.	Category 1: The Current Level is equal to the All-Time-High, or less than the All-Time High by no more than 10%;

b.	Category 2: The Current Level is less than the All-Time High by more than 10%, but not more than 20%;

c.	Category 3: The Current Level is less than the All-Time High by more than 20%, but not more than 30%;

d.	Category 4: The Current Level is less than the All-Time High by more than 30%, but not more than 40%; or

e.	Category 5: The Current Level is less than the All-Time High by more than 40%.

2.	The Sponsor will quantify the relationship between the Current Level and the Recent Low by allocating the Recent Low to one of five categories of magnitude:

a.	Category A: The Current Level is equal to the Recent Low, or is greater than the Recent Low by no more than 10%;

b.	Category B: The Current Level is greater than the Recent Low by more than 10%, but not more than 20%;

c.	Category C: The Current Level is greater than the Recent Low by more than 20%, but not more than 30%;

d.	Category D: The Current Level is greater than the Recent Low by more than 30%, but not more than 40%; or

e.	Category E: The Current Level is greater than the Recent Low by more than 40%.

3.
Finally, on the Portfolio Calculation Day, the Sponsor will determine the Component Value generated by the Technical Price Model by cross-referencing each of the categories determined in items (1) and (2) above, using the table set forth below:

			Relationship Between the Current Level and the Recent Low
			Category A	Category B	Category C	Category D	Category E
			Less than or equal to 10%	Greater than 10% but less than or equal to 20%	Greater than 20% but less than or equal to 30%	Greater than 30% but less than or equal to 40%	Greater than 40%
Relationship Between the Current Level and the All-Time High	Category 1	Less than or equal to 10%	100%	100%	100%	70%	100%
	Category 2	Greater than 10% but less than or equal to 20%	20%	50%	30%	80%	100%
	Category 3	Greater than 20% but less than or equal to 30%	20%	20%	100%	100%	90%
	Category 4	Greater than 30% but less than or equal to 40%	100%	100%	100%	20%	100%
	Category 5	Greater than 40%	20%	100%	20%	80%	100%

For example, if, on a Portfolio Calculation Day, the Sponsor determines that the Current Level falls into (a) Category 4 by reference to the All-Time High and (b) Category D by reference to the Recent Low, then, based on the table set forth above, the Component Value generated by the Technical Price Model for that day would be equal to 20%.

Unavailability of Data

If on any Portfolio Calculation Day, the information in this section relating to the DJIASM or that is to be derived from the Bloomberg Service, FactSet or StarMine is unavailable, or if the methodology for calculating the relevant information has been materially changed by such entity, the Sponsor will use such methodology as it deems appropriate under the circumstances in order to calculate the REA Percentage.

THE VALUE OF THE PORTFOLIO

Initial Investment

For each issuance of the notes, the “Initial Investment” will represent a hypothetical initial investment in the Portfolio as of the applicable pricing date, and will equal the product of (a) $1,000 and (b) the Participation Rate.

The Participation Rate reflects a deduction from each $1,000 investment in the notes corresponding to the upfront fees earned by RBC or its affiliates, and selling concessions allowed to other dealers.  The Participation Rate represents the extent to which your notes will participate in the performance of the Portfolio.  The Participation Rate may be less than or equal to 100%.  If the Participation Rate is less than 100%, less than your entire investment in the notes will be deemed to be applied to the Portfolio and your notes will participate in less than the full performance of the Portfolio.  The Participation Rate will be specified in the relevant pricing supplement.

The calculation agent will allocate the Initial Investment among the Portfolio Components based upon the REA Percentage determined as of the most recent Portfolio Calculation Day.  For example, if the Participation Rate is 97.35% and the REA Percentage is 45% on the Portfolio Calculation Day preceding the pricing date, then, based upon the table set forth above under “The EquityCompass Equity Risk Management Strategy—Composition of the Portfolio,” the Initial Investment will equal $973.50 and will be deemed to be allocated as follows:

•	$438.075 in cash (45% of the Initial Investment);

•	$0 representing a long position in the S&P 500® Total Return Index (the “Index”) (0% of the Initial Investment); and

•	$535.425 representing a short position in the Index (55% of the Initial Investment).

In contrast, if the REA Percentage is 55% on the Portfolio Calculation Day preceding the pricing date, then, based upon the table set forth above under “The EquityCompass Equity Risk Management Strategy—Composition of the Portfolio,” the Initial Investment will equal $973.50 and will be deemed to be allocated as follows:

•	$438.075 in cash (45% of the Initial Investment);

•	$535.425 representing a long position in the Index (55% of the Initial Investment); and

•	$0 representing a short position in the Index (0% of the Initial Investment).

Please see the section below, “—Adjustment Amounts” as to the additional deductions that may be made to the value of the Portfolio.

Subsequent Values of the Portfolio

On any trading day, including a Portfolio Calculation Day, valuation date or Early Valuation Date, as applicable, the value of the Portfolio will be the sum of the value of each of the Portfolio Components, as follows:

Cash.  Cash will be deemed to have accrued interest on each calendar day since the preceding Portfolio Calculation Day (or the pricing date, as applicable) at the following annualized rate:  the greater of zero percent (0%) and the applicable daily Federal Funds rate (the “Daily FF Rate”) for each applicable day, minus 0.20% (the “Adjusted FF Rate”).  The Daily FF Rate can currently be found on the Bloomberg Service on page FEDL.  Therefore, on any calendar day, the value of the Portfolio Component that consists of cash will be its dollar value on the preceding calendar day, multiplied by the following fraction:

Long Position in the Index.  On any trading day, the value of the long position in the Index will be determined by multiplying the dollar value deemed allocated to that position on the preceding Portfolio Calculation Day (or the pricing date, as applicable) by the following fraction:

“Current Level” refers to the closing level of the Index on the applicable trading day.

“Starting Level” refers to the closing level of the Index on the preceding Portfolio Calculation Day (or the pricing date, as applicable).

Short Position in the Index.  On any trading day, the value of the short position in the Index will be determined by multiplying the dollar value deemed allocated to that position on the preceding Portfolio Calculation Day (or the pricing date, as applicable) by the following fraction:

Reallocation of the Portfolio on a Portfolio Calculation Day

On each Portfolio Calculation Day, the calculation agent will determine the value of the Portfolio based upon the methodology above.  The Portfolio will be deemed to have been liquidated, yielding an amount equal to that value.  That value will then be deemed to be reinvested at the close of business on that Portfolio Calculation Day in the new Portfolio Components using the REA Percentage determined by the Sponsor on that Portfolio Calculation Day.  This process will be repeated on each Portfolio Calculation Day between the pricing date and the valuation date of the notes.

If the calculation agent determines that a market disruption event occurs on a Portfolio Calculation Day, the valuation and reallocation of the Portfolio will take place on the first trading day thereafter on which there is no market disruption event.  In no event will the Portfolio Calculation Day be postponed by more than five business days.  If on the fifth business day after the scheduled Portfolio Calculation Day, a market disruption event is still occurring, the calculation agent will determine the value of the Portfolio and effect the reallocation based upon its own good-faith determination of the level of the Index as of that date. See “Description of the Notes—Market Disruption Events”.

Adjustment Amounts

The Adjustment Amount relating to the notes is designed to correspond to one of the principal costs of our related market hedge with respect to our obligations under the notes.  The applicable Adjustment Rate will be specified in the relevant pricing supplement.

An Adjustment Amount may be calculated on (a) the pricing date, (b) each Portfolio Calculation Day and (c) the valuation date or the Early Valuation Date (as applicable).  You should carefully review the provisions of this section in order to understand the calculation of the Adjustment Amount and its impact upon your returns on the notes.

Pricing Date.  If the Portfolio is initially allocated solely to cash, there will be no Adjustment Amount on the pricing date.  However, if any portion of the Portfolio is allocated to a long position or a short position in the Index, the Adjustment Amount will be equal to (a) the amount allocated to the short or long position in the Index multiplied by (b) the Adjustment Rate.  The Adjustment Amount will be deducted pro rata from the components of the Portfolio on the first Portfolio Calculation Day after the pricing date (or, if applicable, the Early Valuation Date).

For example, if (a) $535.425 (55%) of the Portfolio is allocated to a short position in the Index, as described in the first example above under the caption “—Initial Investment”, and (b) the hypothetical Adjustment Rate is 0.15%, then the Adjustment Amount will be calculated by multiplying $535.425 by 0.15%, or $0.80.  The Adjustment Amount of $0.80 would be deducted pro rata from the components of the Portfolio: 45% ($0.36) from cash and 55% ($0.44) from the short position in the Index, based on the allocation of the Portfolio in that example.  This deduction will be made from the Portfolio Components on the first Portfolio Calculation Day after the pricing date (or, if applicable, the Early Valuation Date) prior to any reallocation of the Portfolio on that date.

The section below, “ —Examples of Reallocation of the Portfolio and the Impact of Adjustment Events” illustrates the deduction of the Adjustment Amount determined on the pricing date on the first Portfolio Calculation Day.

Portfolio Calculation Day.  If on any Portfolio Calculation Day, the REA Percentage is different from the REA Percentage as of the preceding Portfolio Calculation Day (or the pricing date, as applicable), one or more of the following events (any such event, an “Adjustment Event”) will occur:

•	the value of a long position in the Index (in dollar terms) will increase, decrease or be eliminated;

•	the value of a short position in the Index (in dollar terms) will increase, decrease or be eliminated;

•	a long position in the Index in the Portfolio will be closed out and a short position in the Index will be established; or

•	a short position in the Index in the Portfolio will be closed out and a long position in the Index will be established;

Upon the occurrence of an Adjustment Event on a Portfolio Calculation Day, the value of the Portfolio will be reduced on the following Portfolio Calculation Day, or the valuation date or the Early Valuation Date, as applicable, by the Adjustment Amount.  In this case, the Adjustment Amount will be equal to (a) the sum of (i) the absolute value of the difference between the long position in the Index in effect immediately prior to the reallocation of the Portfolio and the value of the long position in the Index in effect immediately after the reallocation of the Portfolio, plus (ii) the absolute value of the difference between the short position in the Index in effect immediately prior to the reallocation of the Portfolio and the value of the short position in the Index immediately after the reallocation of the Portfolio, multiplied by (b) the Adjustment Rate.

If the Portfolio reallocation process results in a change from a long position in the Index to a short position in the Index (or from a short position in the Index to a long position in the Index, as applicable), then the Adjustment Amount will reflect both (a) the reduction of the long position in the Index to zero and (b) the increase from zero of the short position in the Index (or (a) the reduction of the short position in the Index to zero and (b) the increase from zero of the long position in the Index, as applicable).  This type of calculation is illustrated in the third example in the section below “—Examples of Reallocation of the Portfolio and the Impact of Adjustment Events”.

If, after an Adjustment Event on a Portfolio Calculation Day, there is no reallocation of the Portfolio on the following Portfolio Calculation Day, the Adjustment Amount will be deducted from the Portfolio Components on that following Portfolio Calculation Day on a pro rata basis.

If an Adjustment Event occurs on the final Portfolio Calculation Day, the reduction in the value of the Portfolio by the applicable Adjustment Amount will be deducted from the value of the Portfolio on the valuation date (or the Early Valuation Date, as applicable).

To help you understand the calculation of the Adjustment Amount in the event of an Adjustment Event, please carefully review the section below, “—Examples of Reallocation of the Portfolio and the Impact of Adjustment Events”.

Valuation Date or Early Valuation Date.  On the valuation date or the Early Valuation Date, as applicable, the value of the Portfolio may be subject to reduction by a final Adjustment Amount.  If the Portfolio is allocated solely to cash as of such date, there will be no final Adjustment Amount determined on that date.  However, if any portion of the Portfolio is allocated to a long position or a short position in the Index, the Adjustment Amount will be equal to (a) the amount allocated to the short or long position in the Index multiplied by (b) the Adjustment Rate.  The Adjustment Amount will be deducted from the value of the Portfolio as of that date to reach the Final Value.

For example, if (a) $1,200 of the Portfolio is allocated to a short position in the Index as of the valuation date, and (b) the hypothetical Adjustment Rate is 0.15%, then the Adjustment Amount will be calculated by multiplying $1,200 by 0.15%, or $1.80.  If the value of the cash in the Portfolio as of that date is $500, such that the total value is $1,700, the reduction of the $1.80 Adjustment Amount will result in a Final Value of $1,698.20.

Please note that, as discussed in the subsection above, “—Portfolio Calculation Day”, the value of the Portfolio on the valuation date or the Early Valuation Date may also be reduced due to an Adjustment Event on the immediately preceding Portfolio Calculation Day.  If two Adjustment Amounts are due to be applied to the Portfolio on the valuation date or the Early Valuation Date, then:

•	the value of the Portfolio will first be reduced as described above under “—Portfolio Calculation Day” and

•	the value of the Portfolio will then be reduced as described in this subsection.

Examples of Reallocation of the Portfolio and the Impact of Adjustment Events

The following three examples demonstrate a hypothetical reallocation of the Portfolio on the first Portfolio Calculation Day during the term of the notes, including the impact of the Adjustment Amount determined on the pricing date and the impact of a hypothetical Adjustment Event.  These examples are included for illustration purposes only.  The hypothetical values and levels of the Portfolio, its components and REA Percentages set forth below are not estimates or forecasts of their values or levels on any Portfolio Calculation Day or the valuation date.  Each example is based on an Initial Investment of $973.50 (which is equal to the product of (a) $1,000 and (b) a hypothetical Participation Rate of 97.35%), and a hypothetical Adjustment Rate of 0.15%.

Example 1 — On the first Portfolio Calculation Day, the REA Percentage has changed and the value of the long position in the Index has increased:

Portfolio before the reallocation:

REA Percentage on the pricing date = 80%

Cash = 20% of the Initial Investment or $194.70

Long position in the Index = 80% of the Initial Investment or $778.80

Short position in the Index = 0% of the Initial Investment or $0

As of the first Portfolio Calculation Day, the cash position has accrued interest of $2 so as to total $196.70, and the long position has appreciated by $8 so as to total $786.80; accordingly, the value of the Portfolio = $196.70 + $786.80 + $0 = $983.50.

Deduction of the Adjustment Amount determined on the pricing date:

Because $778.80 was initially allocated to a long position in the Index, an Adjustment Amount equal to the product of $778.80 and the hypothetical Adjustment Rate of 0.15% ($1.17) must be applied to the Portfolio.  80% of this Adjustment Amount ($0.94) would be applied to the long position in the Index, and 20% of this Adjustment Amount ($0.23) would be applied to the cash portion.

The value of the Portfolio prior to reallocation = $196.47 + $785.86 = $982.33

Portfolio after the reallocation:

REA Percentage for the first Portfolio Calculation Day = 95%

Cash = 5% of $982.33 or $49.12

Long position in the Index as of the first Portfolio Calculation Day = 95% of $982.33 or $933.21

Short position in the Index as of the first Portfolio Calculation Day = 0% of $982.33 or $0

Reallocation adjustment:

Change in the absolute value of the long position in the Index = $933.21 - $786.80 = $146.41

Change in the absolute value of the short position in the Index = $0

Adjustment Amount = ($146.41 + $0) × 0.15% = $0.2196 (rounded to four decimals)

On the following Portfolio Calculation Day (the second Portfolio Calculation Day during the term of the notes), after the determination of the new REA Percentage, the dollar value of the Portfolio will be reduced by the Adjustment Amount of $0.2196, and the remaining value of the Portfolio will be reallocated on that day according to the new REA Percentage.

Example 2 — On the first Portfolio Calculation Day, the REA Percentage has changed and the value of the short position in the Index has increased:

Portfolio before the reallocation

REA Percentage on the pricing date = 30%

Cash = 30% of the Initial Investment or $292.05

Long position in the Index = 0% of the Initial Investment or $0

Short position in the Index = 70% of the Initial Investment or $681.45

As of the first Portfolio Calculation Day, the cash position has accrued interest of $1.75 so as to total $293.80, and the short position has appreciated by $6 so as to total $687.45; accordingly, the value of the Portfolio = $293.80 + $0 + $687.45 = $981.25.

Deduction of the Adjustment Amount determined on the pricing date:

Because $681.45 was initially allocated to a short position in the Index, an Adjustment Amount equal to the product of $681.45 and the hypothetical Adjustment Rate of 0.15% ($1.02) must be applied to the Portfolio.  70% of this Adjustment Amount ($0.71) would be applied to the short position in the Index, and 30% of this Adjustment Amount ($0.31) would be applied to the cash portion.

The value of the Portfolio Prior to Reallocation = $293.49 + $686.74 = $980.23

Portfolio after the reallocation:

REA Percentage for the first Portfolio Calculation Day = 15%

Cash = 15% of $980.23 or $147.0345

Long position in the Index as of the first Portfolio Calculation Day = 0% of $980.23 or $0

Short position in the Index as of the first Portfolio Calculation Day = 85% of $980.23 or $833.20

Reallocation adjustment:

Change in the absolute value of the long position in the Index = $0

Change in the absolute value of the short position in the Index = $833.20 - $687.45 = $145.75

Adjustment amount = ($145.75 + $0) × 0.15% = $0.2186 (rounded to four decimals)

On the following Portfolio Calculation Day (the second Portfolio Calculation Day during the term of the notes), after the determination of the new REA Percentage, the dollar value of the Portfolio will be reduced by the Adjustment Amount of $0.2186, and the remaining value of the Portfolio will be reallocated on that day according to the new REA Percentage.

Example 3 — On the first Portfolio Calculation Day, the REA Percentage has changed and the long position in the Index has been eliminated and replaced with a short position in the Index:

Portfolio before the reallocation:

REA Percentage on the pricing date = 100%

Cash = 0% or the Initial Investment or $0

Long position in the Index = 100% of the Initial Investment or $973.50

Short position in the Index = 0% of the Initial Investment or $0

As of the first Portfolio Calculation Day, the long position has appreciated by $5 so as to total $978.50; accordingly, the value of the Portfolio = $0 + $978.50 + $0 = $978.50.

Deduction of the Adjustment Amount determined on the pricing date:

Because $973.50 was initially allocated to a long position in the Index, an Adjustment Amount equal to the product of $973.50 and the hypothetical Adjustment Rate of 0.15% ($1.46) must be applied to the Portfolio.  100% of this Adjustment Amount ($1.46) would be applied to the long position in the Index, and 0% of this Adjustment Amount ($0.00) would be applied to the cash portion.

The value of the Portfolio Prior to Reallocation = $0 + $977.04 = $977.04

Portfolio after the reallocation:

REA Percentage for the first Portfolio Calculation Day = 20%

Cash = 20% of $977.04 or $195.41

Long position in the Index as of the first Portfolio Calculation Day = 0% of $977.04 or $0

Short position in the Index as of the first Portfolio Calculation Day = 80% of $977.04 or $781.63

Reallocation adjustment:

Change in the absolute value of the long position in the Index = $977.04 - $0 = $977.04

Change in the absolute value of the short position in the Index = $781.63 - $0 = $781.63

Adjustment Amount = ($977.04 + $781.63) × 0.15% = $2.6380 (rounded to four decimals)

On the following Portfolio Calculation Day (the second Portfolio Calculation Day during the term of the notes), after the determination of the new REA Percentage, the dollar value of the Portfolio will be reduced by the Adjustment Amount of $2.6380, and the remaining value of the Portfolio will be reallocated on that day according to the new REA Percentage.

Historic Levels of the Index and the Portfolio

The relevant pricing supplement will set forth historic levels of the Index and the Portfolio, including the relevant REA Percentage as to each period.  Please note that the historic performance of the Index and the Portfolio is not an indication of its future performance, or the performance of the notes.

THE S&P 500® TOTAL RETURN INDEX

We have obtained all information regarding the Index contained in this product prospectus supplement, including its make up, method of calculation, and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, S&P.  S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index.

General

The S&P 500® Total Return Index is published by S&P. The S&P 500® Total Return Index is the total return version of the S&P 500® Index and is calculated in the same manner as the S&P 500® Index as described below; however, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P 500® Total Return Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P 500® Total Return Index, ordinary cash dividends are applied on the ex-dividend date.  “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation.  These may be described by the corporation as “special,” “extra,” “year-end,” or “return of capital.”  Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special.  “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends.  The S&P 500® Total Return Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend.  The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.  S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the return on the notes.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of the then outstanding shares of such component stock.  In March 2005, S&P began shifting the S&P 500® Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005.  S&P’s criteria for selecting stocks for the S&P 500® Index did not change by the shift to float adjustment.  However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943.  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.  The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed value of 10.  This is often indicated by the notation 1941-43 = 10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.”  By itself, the index divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index.  The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

S&P 500® Index Maintenance

S&P 500® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs.  Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment.  By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index.  Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible.  All other changes of 5.00% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday.  Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible.  Other changes in IWFs will be made annually, in September, when IWFs are reviewed.

License Agreement

S&P and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the notes. The Index is owned and published by S&P.

The license agreement between S&P and Royal Bank provides that the following language must be set forth in this product prospectus supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance.  S&P’s only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to Royal Bank or the notes.  S&P has no obligation to take the needs of Royal Bank or the owners of the notes into consideration in determining, composing or calculating the Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE DOW JONES INDUSTRIAL AVERAGESM

We have obtained all information regarding the DJIASM contained in this product prospectus supplement from publicly available information. That information reflects the policies of, and is subject to change by, Dow Jones.  Dow Jones, which owns the copyright and all other rights to the DJIASM, has no obligation to continue to publish, and may discontinue publication of, the DJIASM.

The DJIASM is widely used as an indicator of the pattern of the price movement of U.S. equities.  The calculation of the level of the DJIASM, discussed below in further detail, is a price-weighted average of the stocks of 30 blue-chip companies that are generally the leaders in their industry.

The composition of the DJIASM is not limited to traditionally defined industrial stocks.  Instead, the companies are chosen from sectors of the economy most representative of the country’s economic health.  The index serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods.  The editors of The Wall Street Journal maintain and review the index and from time to time, in their sole discretion, may add companies to, or delete companies from, the DJIASM to achieve the objectives stated above.  Composition changes are rare, however, and generally occur only after events such as corporate acquisitions or other dramatic shifts in a component’s core business.  When such an event causes one component to be replaced, the entire index is reviewed, and therefore, multiple component changes are often implemented simultaneously.  A stock typically is added if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors, and accurately represents the sector(s) covered by the index.

The DJIASM is price-weighted rather than market capitalization-weighted, which means that weightings are based only on changes in the stocks’ prices, rather than by both price changes and changes in the number of shares outstanding.  The divisor used to calculate the price-weighted average of the DJIASM is not simply the number of component stocks; rather, the divisor is adjusted to smooth out the effects of stock splits and other corporate actions.  While this methodology reflects current practice in calculating the DJIASM, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the amount payable on the notes at maturity.

Neither we nor any of our affiliates, including the Underwriter, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the DJIASM or any successor to the DJIASM.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

The following discussion supersedes in its entirety the description of the material Canadian federal income tax considerations relevant to owning debt securities under “Canadian Taxation” in the accompanying prospectus.

In the opinion of Ogilvy Renault LLP, Canadian tax counsel to the Royal Bank of Canada, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Act”) and Income Tax Regulations (the “Regulations”) generally applicable to a holder of notes who acquires notes pursuant to this product prospectus supplement, and who, at all relevant times, is not resident and is not deemed to be resident in Canada, who deals at arm’s length with Royal Bank and any Canadian resident (or deemed Canadian resident) to whom the holder disposes the notes, and who does not use or hold and is not deemed to use or hold notes in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the provisions of the Act and the Regulations in force on the date hereof, proposed amendments to the Act and the Regulations in a form publicly announced prior to the date hereof by or on behalf of the Minister of Finance (Canada) (included for this purpose in the reference to the Act and Regulations) and the current administrative practices and policies published in writing by the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action or interpretation, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.

Canadian federal income tax considerations applicable to notes may be described particularly, when such notes are offered, in the pricing supplement related thereto.  In the event the Canadian federal income tax are described in such pricing supplement, the following description will be superseded by the description in the pricing supplement to the extent indicated therein.

Interest paid or credited or deemed to be paid or credited by Royal Bank on a note (including any amount paid at maturity in excess of the principal amount and interest deemed to be paid on the note in certain cases involving the assignment or other transfer of a note to a resident or deemed resident of Canada) to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless any portion of such interest (other than on a “prescribed obligation” described below) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation (a “Participating Debt Interest”).  A “prescribed obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding which adjustment is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof, other than an amount determined by reference to a change in the purchasing power of money, is contingent or dependent upon any of the criteria described in the definition of Participating Debt Interest.  If any interest paid or credited or deemed to be paid or credited on a note is to be calculated by reference to an index which could be viewed as a proxy for the profit of Royal Bank, such interest may be subject to Canadian non-resident withholding tax.  The Canadian withholding tax implications of such an issuance will be described particularly in the relevant pricing supplement if such notes are offered.

In the event that a note which is not exempt from Canadian withholding tax according to its terms is redeemed, cancelled, or repurchased, as applicable, or purchased by Royal Bank or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof or in certain cases the price for which such note was assigned or transferred by a person resident or deemed to be resident in Canada to the Non-resident Holder, the excess may, in certain circumstances, be deemed to be interest and may be subject to non-resident withholding tax if the note is not considered to be an “excluded obligation” for purposes of the Act.  A note that was issued for an amount not less than 97% of the principal amount (as defined for the purposes of the Act) of the note, and the yield from which, expressed in terms of an annual rate (determined in accordance with the Act) on the amount for which the note was issued does not exceed 4/3 of the interest stipulated to be payable on the note, expressed in terms of an annual rate on the outstanding principal amount from time to time will be an excluded obligation for this purpose.

Generally, there are no other taxes on income (including taxable capital gains) payable in respect of a note or interest, discount, or premium thereon by a Non-resident Holder.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure — including the opinion of Morrison & Foerster LLP — has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP), or the disclosure under “Tax Consequences—United States Taxation” in the Prospectus or “Certain Income Tax Consequences—United States Taxation” in the prospectus supplement, with regard to an investment in any particular note because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may so rely.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  For example, if an investor in the notes is not subject to a significant risk that it will lose a significant amount of its investment in the notes, the tax treatment of that note may differ substantially from that described in the discussion below.  There may be other features or terms of your notes that will cause this tax section to be inapplicable to your notes.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  It applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this product prospectus supplement as a pre-paid cash-settled derivative contract in respect of the Portfolio for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, a holder should generally recognize capital gain or loss upon the sale or maturity of the notes (including the settlement of an Automatic Call) in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the notes.  In general, a holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same holder until maturity, that holder’s holding period will generally include the maturity date.

Alternative Treatments.  Alternative tax treatments would also be possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible that you could be required to recognize gain or loss each time the Portfolio reallocates.  In addition, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.  If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

Because the Portfolio periodically reallocates, it is possible that the notes could be treated as a series of derivative contracts, each of which matures on the next reallocation date.  If the notes were properly characterized in such a manner, a holder would be treated as disposing of the notes on each reallocation date in return for new derivative contracts that mature on the next reallocation date, and a holder would accordingly likely recognize capital gain or loss on each reallocation date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

On December 7, 2007 the Internal Revenue Service released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the applicable pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product prospectus supplement unless and until such time as the Treasury and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, legislation has been introduced in Congress that, if enacted, would require holders that acquire the notes after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.  This legislation, as currently drafted, will not affect notes that have a term of one year or less when issued.  It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of the notes.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences—United States Taxation—U.S. Holders—Taxation of Debt Securities—Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, Royal Bank will agree to sell to RBC Capital Markets Corporation (the “Underwriter”), and the Underwriter will agree to purchase from Royal Bank, the principal amount of the note specified, at the price specified under “Proceeds to Royal Bank”, in the relevant pricing supplement.  The Underwriter intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement.  In the future, the Underwriter and its affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation.  This product prospectus supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this product prospectus supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  The delivery of this product prospectus supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

Royal Bank of Canada

Senior Global Medium-Term Notes, Series C

Direct Investment Notes Linked to the EquityCompass Equity Risk Management Strategy

July 13, 2009